Exhibit 99.1

Zoom® Telephonics Reports Results for the Fourth Quarter of 2013

Boston, MA, February 24, 2014 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $2.9 million for the fourth quarter ended December 31, 2013 (“Q4 2013”), down 16.5% from $3.4 million for the fourth quarter of 2012 (“Q4 2012”).  Zoom’s operating loss improved from $232 thousand in Q4 2012 to $222 thousand in Q4 2013 due to reduced operating expenses.

Gross profit was $724 thousand or 25.2% of net sales in Q4 2013, down from gross profit of $866 thousand or 25.1% of net sales in Q4 2012.  Gross profit declined due primarily to lower sales.

Operating expenses were $946 thousand or 32.9% of net sales in Q4 2013, compared to $1.098 million or 31.8% of net sales in Q4 2012.  General and Administrative (“G&A”) expenses decreased $35 thousand to $309 thousand from Q4 2012 to Q4 2013 due primarily to lower salary costs.  Research and development expenses decreased $84 thousand to $222 thousand from Q4 2012 to Q4 2013, with the largest decreases in consulting and certification costs.  Selling expenses decreased $33 thousand to $415 thousand from Q4 2012 to Q4 2013 due primarily to reduced commission costs resulting from lower sales.

During Q4 2013 Zoom Telephonics sold all 80,000 shares of the Zoom Technologies stock acquired in 2010 for the zoom.com domain name and certain trademark rights, resulting in a $40 thousand increase in cash, a $273 thousand realized loss, and a $293 thousand decrease in unrealized loss.

Zoom’s net sales of $11.2 million for the fiscal year ended December 31, 2013 (“FY 2013”) were down 23.5% from net sales of $14.7 million for FY 2012. Zoom’s net loss was $1.1 million for FY 2013 compared to a net loss of $0.7 million for FY 2012.  The higher net loss for FY 2013 was primarily due to a drop in gross profit due to lower sales.

Gross profit for FY 2013 was $3.1 million or 27.6% of net sales, compared to gross profit of $3.6 million or 24.7% of net sales in FY 2012.  Gross profit declined primarily due to lower sales. The improvement in gross margin was primarily due to improved pricing for some key products from suppliers.

Operating expenses were $3.8 million or 33.9% of net sales in FY 2013, down from $4.3 million or 29.4% of net sales in FY 2012.  Research and development expenses decreased $235 thousand to $920 thousand from FY 2012 to FY 2013, primarily due to significant decreases in consulting and certification costs. General and administrative expenses increased $64 thousand to $1.3 million from FY 2012 to FY 2013, primarily due to amortization of loan-related costs.  Selling expenses decreased $334 thousand to $1.6 million from FY 2012 to FY 2013 due primarily to lower sales-related variable costs.

Zoom’s cash balance on December 31, 2013 was $55 thousand, down $141 thousand from December 31, 2012. Zoom’s $0.7 million operating loss and $0.6 million decrease in bank debt in 2013 were the main reasons for the decrease in cash.  Zoom’s $0.9 million decrease in inventory helped to increase cash.  Zoom’s current ratio was 2.8 on December 31, 2013, compared to 2.3 on December 31, 2012.

“During Q4 2013 and full-year 2013, Zoom continued to experience disappointing sales due to increased cable modem competition in the USA, the ongoing decline of dial-up modem sales, and reduced sales in other product categories,” said Frank Manning, Zoom’s President and CEO.  “We continue to try to cut costs, but we need to grow our sales.  We remain focused on introducing our new ZoomGuard® line of ‘Connected Home’ wireless sensors and controls, which benefit from broad wireless coverage, long battery life, extensive features, and low cost.  We recently achieved CableLabs® certification for a new cable modem/router with voice and wireless-N capability, and we believe we are close to certification for a very high-performance cable modem/router with 802.11ac wireless capability.  We are also far along toward a new ADSL modem/router and a new mobile broadband modem/router.  Zoom has a strong sales channel, and we will continue to develop excellent products for that channel.”

Zoom has scheduled a conference call for Tuesday, February 25 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 if you are in the U.S. or international callers should dial (706) 643-5255.  In order to join this conference call, you will be required to provide the conference ID 3496477.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q4, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

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Forward Looking Statements
This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

 ZOOM TELEPHONICS, INC.

Condensed Balance Sheets

 In thousands

 (Unaudited)
	12/31/13	12/31/12

ASSETS

Current assets:

Cash	$55	$196
Marketable securities	––	44
Accounts receivable, net	1,675	1,966
Inventories, net	1,714	2,630
Prepaid expenses and other	225	262

Total current assets	3,669	5,098

Property and equipment, net	51	26

Total assets	$3,720	$5,124

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$318	$911
Accounts payable	694	931
Accrued expenses	322	380

Total current liabilities	1,334	2,222

Total liabilities	1,334	2,222

Stockholders’ equity:

Common stock and additional paid-in capital	34,258	33,974
Accumulated other comprehensive income (loss)	364	368
Unrealized gain (loss) on securities	––	(269)
Retained earnings (accumulated deficit)	(32,236)	(31,171)

Total stockholders’ equity	2,386	2,902

Total liabilities & stockholders’ equity	$3,720	$5,124

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/13	12/31/12	12/31/13	12/31/12

Net sales	$2,878	$3,448	$11,241	$14,691
Cost of goods sold	2,154	2,582	8,139	11,057

Gross profit	724	866	3,102	3,634

Operating expenses:
Selling	415	448	1,573	1,907
General and administrative	309	344	1,316	1,252
Research and development	222	306	920	1,155
Total operating expenses	946	1,098	3,809	4,314

Operating profit (loss)	(222)	(232)	(707)	(680)

Other income (expense), net	(306)	(20)	(354)	(49)

Income (loss) before income taxes	(528)	(252)	(1,061)	(729)

Income tax expense	1	1	4	3

Net income (loss)	$(529)	$(253)	$(1,065)	$(732)

Other comprehensive income (loss):
Foreign currency translation adjustments	2	––	(7)	12
Unrealized gain (loss) for the period	293	(26)	272	(38)

Net comprehensive income (loss)	$(234)	$(279)	$(800)	$(759)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.07)	$(0.04)	$(0.14)	$(0.11)
Diluted Earnings (loss) per share	$(0.07)	$(0.04)	$(0.14)	$(0.11)

Weighted average number of shares outstanding:
Basic	7,983	6,974	7,363	6,974
Diluted	7,983	6,974	7,363	6,974